Brandon Nash
2904 Holt Way
Sacramento CA, 95864
June 30, 2013

American International Ventures
Chief Executive Officer
American International Ventures
6004 Tealside Court
Lithia FL, 33547

Dear Chairman of the board:

With this letter, I hereby submit my resignation from American International Ventures, Inc., effective July 5th, 2013, to further my career as CEO of Placer Gold Prospecting, Inc.

At your convenience, I will be glad to discuss the reassignment of my work to others.

Sincerely,

Brandon Nash

Brandon Nash
CEO